UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2023
 RenaissanceRe Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-0141974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Renaissance House, 12 Crow Lane, Pembroke, Bermuda         HM 19
(Address of Principal Executive Office)         (Zip Code)
(441) 295-4513
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, Par Value $1.00 per share	RNR	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a Series F 5.750% Preference Share, Par Value $1.00 per share	RNR PRF	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a Series G 4.20% Preference Share, Par Value $1.00 per share	RNR PRG	New York Stock Exchange

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2023, the Corporate Governance and Human Capital Management Committee (the “Committee”) of the Board of Directors of RenaissanceRe Holdings Ltd. (the “Company”) granted performance-based restricted stock awards (the “Performance Awards”) to Kevin O’Donnell, the Company’s Chief Executive Officer, under the Company’s First Amended and Restated 2016 Long-Term Incentive Plan, as amended. The Committee evaluated a number of alternatives to structure a meaningful incentive for retention, the successful integration of Validus Re and the execution of the Company’s growth strategy. The Performance Awards are delivered entirely in equity incentives to align Mr. O’Donnell’s interests more closely with the Company and share performance, particularly over the longer-term. Following such review, the Committee concluded that the Performance Awards would closely align with long-term value creation for shareholders as they were viewed by the Committee as creating a significant incentive to achieve the Company’s growth strategy and the retention of Mr. O’Donnell during this key period.

On the grant date, the Performance Awards granted to Mr. O’Donnell had an aggregate target value on the grant date equal to $12,000,000. The vesting of 60% of the Performance Awards is tied to the Company’s average growth in tangible book value per share plus accumulated dividends over a four-year performance period, commencing on January 1, 2023 and ending on December 31, 2026. Based on performance, vesting may range from 0% to 200% of the target number of shares subject to this portion of the Performance Awards. For this portion of the Performance Awards, Mr. O'Donnell was granted the maximum number of shares that he could earn pursuant to the award, but any shares that are not earned will not vest and will be forfeited.

Vesting for the remaining 40% of the Performance Awards is tied to Mr. O’Donnell’s execution of certain management-related performance objectives over a five-year performance period, with 50% eligible for vesting on November 15, 2027 and the remaining 50% eligible for vesting on November 15, 2028.

The foregoing summary does not purport to be a complete description of all of the provisions of the underlying performance share agreement or restricted stock agreement and is qualified in its entirety by reference to the full text of the performance share agreement and restricted stock agreement attached as Exhibits 10.1 and 10.2, respectively, hereto.

In addition, on November 7, 2023, the Company awarded additional performance-based restricted stock awards to Robert Qutub, Ross Curtis, Shannon Bender and David Marra, with an aggregate grant date fair value, assuming target performance, of $750,000 per award recipient. These awards were granted in recognition of each award recipient’s performance relating to the Validus Re acquisition and to incentivize the successful integration of Validus Re. These awards have a three-year performance period from January 1, 2024 through December 31, 2026 and are scheduled to vest based on the Company’s average change in book value per common share plus change in accumulated dividends and average underwriting expense ratio rank compared to peers over the performance period.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description
10.1	Performance Share Agreement with Kevin O'Donnell
10.2	Restricted Stock Agreement with Kevin O'Donnell
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date:	By:	/s/ Shannon Lowry Bender
November 9, 2023		Shannon Lowry Bender
Executive Vice President, Group General Counsel and Corporate Secretary